                                             Registration No. 33-



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                 Columbus Southern Power Company
     (Exact name of registrant as specified in its charter)

            Ohio                                   31-4154203
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)             Identification No.)

215 North Front Street
Columbus, Ohio                                              43215
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: 614-464-7700

             G. P. MALONEY, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
                        1 Riverside Plaza
                      Columbus, Ohio 43215
                          614-223-1000
               (Name, address, including zip code,
and telephone number, including area code, of agent for service)

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett    Winthrop, Stimson, Putnam & Roberts
425 Lexington Avenue          One Battery Park Plaza
New York, N.Y. 10017-3909     New York, N.Y. 10004-1490
Attention: James M. Cotter    Attention: Donald L. Medlock
212-455-2000                  212-858-1000


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration
Statement.



     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE

 Title of
Each Class                    Maximum    Proposed
   of                         Offering   Maximum
Securities        Amount      Price      Aggregate     Amount of
  to be           to be       Per        Offering    Registration
Registered      Registered    Unit**     Price**         Fee

Cumulative
Preferred
Shares, $100
par value*       250,000*      $100      $25,000,000     $8,621


*The Company may issue an equivalent dollar amount of Cumulative Preferred Shares, $25 par value, as an alternative to issuing some or all of the Cumulative Preferred Shares, $100 par value. In any event the total dollar amount of the par value of shares to be issued pursuant to this Registration Statement will not exceed $25,000,000.
**Estimated solely for purpose of calculating the registration fee.

                       __________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

           SUBJECT TO COMPLETION, DATED APRIL 29, 1994

                         250,000 SHARES
                 COLUMBUS SOUTHERN POWER COMPANY
           CUMULATIVE PREFERRED SHARES, ______% SERIES
                        ($100 PAR VALUE)

     The Cumulative Preferred Shares, ______% Series, $100 par value, of Columbus Southern Power Company offered hereby will be redeemable at a redemption price of $100 per share plus accrued and unpaid dividends to the date of redemption at the option of the Company in whole or in part at any time on or after August 1, 2004 upon not less than 30 days' notice. The new Preferred Shares are also subject to a mandatory cumulative sinking fund requiring the Company to redeem 12,500 shares on each August 1 from 2004 through the year 2008 and to redeem the remaining shares outstanding on August 1, 2009, in each case at $100 per share plus accrued and unpaid dividends to the date of redemption. See "Description of the New Preferred Shares -- Redemption of the New Preferred Shares" and "Description of the New Preferred Shares -- Sinking Fund" herein.

     The annual dividend rate for the new Preferred Shares shall be ______% per share, per annum, which dividend shall be calculated, per share, at such percentage multiplied by $100, payable quarterly on the first days of February, May, August and November in each year with respect to the quarterly period ending on the day preceding each such respective payment date, and the date from which dividends shall be cumulative on all new Preferred Shares shall be the date of original issue of the new Preferred Shares. The initial quarterly dividend on the new Preferred Shares (covering the period from the date of original issue to and including July 31, 1994) will be paid on August 1, 1994 to the persons in whose names the new Preferred Shares are registered on such day as is fixed by the Board of Directors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                Initial
                Public
                Offering     Underwriting         Proceeds to
                Price(1)     Commission(2)        Company(3)

Per Share       $               $                 $

Total           $               $                 $

(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting" herein.
(3) Before deduction of expenses payable by the Company estimated at $172,121.

     The new Preferred Shares are offered severally by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the new Preferred Shares will be made in New York,
New York, on or about           , 1994.

GOLDMAN, SACHS & CO.                          MERRILL LYNCH & CO.

        The date of this Prospectus is           , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or represen-tation must not be relied upon as having been authorized by Columbus Southern Power Company (the "Company") or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create, under any circumstances, any implication that there has been no change in the affairs of the Company since the date hereof.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following document filed by the Company with the SEC is incorporated in this Prospectus by reference:

     -- The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G.
C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                           THE COMPANY

     The Company is an electric utility operating in substantial areas of central and southern Ohio. Its principal executive offices are located at 215 North Front Street, Columbus, Ohio 43215 (telephone number: 614-464-7700). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the AEP integrated utility system (the "AEP System"). Executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

     The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 578,000 residential, commercial, industrial and other customers in Ohio. The Company's service area is comprised of two areas in Ohio, which include portions of twenty-five counties. One area includes the City of Columbus and the other is a predominantly rural area in south central Ohio. Approximately 80% of the Company's electric operating revenues, other than sales for resale, are derived from the Columbus area. Wholesale electric service is furnished to three small municipalities which own and operate their own distribution systems.

                         USE OF PROCEEDS

     The Company proposes to use the proceeds from the sale of the new Preferred Shares to fund its construction program or to repay short-term indebtedness incurred to fund its construction program. The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1994 will be approximately $98,700,000. At March 31, 1994, the Company had approximately $53,500,000 of short-term unsecured indebtedness outstanding.






             RATIO OF EARNINGS TO FIXED CHARGES AND
         PREFERRED STOCK DIVIDEND REQUIREMENTS COMBINED

     Below is set forth the ratio of earnings to fixed charges and preferred stock dividend requirements combined for each of the years in the period 1989 through 1993.

            Year Ended                  Ratio

          December 31, 1989             2.11
          December 31, 1990             1.89
          December 31, 1991             1.54
          December 31, 1992             1.80
          December 31, 1993             0.68(a)
____________
(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes of $14,534,000). As a result, earnings for the twelve months ended December 31, 1993 were inadequate to cover fixed charges and preferred stock dividend requirements combined by $32,806,000. If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.08 for the twelve months ended December 31, 1993.

             DESCRIPTION OF THE NEW PREFERRED SHARES

     The Cumulative Preferred Shares,    % Series, $100 par value,
(the "new Preferred Shares") will be issued as a new series of the Cumulative Preferred Shares of the par value of $100 per share of the Company under the Amended Articles of Incorporation, as amended, of the Company (the "Amended Articles"). Copies of such Amended Articles and of the form of Certificate of Amendment with respect to the new Preferred Shares are filed as exhibits to the Registration Statement. References to divisions are to Article IV of such Amended Articles. The statements herein concerning the Cumulative Preferred Shares (including the new Preferred Shares), the Amended Articles and the form of Certificate of Amendment with respect to the new Preferred Shares are merely an outline and do not purport to be complete. They are qualified in their entirety by express reference to the cited provisions and do not relate or give effect to the provisions of statutory or common law.

     The new Preferred Shares, when duly issued and paid for, will be fully paid and nonassessable.

     The Transfer Agent and Registrar for the new Preferred Shares will be First Chicago Trust Company of New York, 14 Wall Street, New York, New York 10005 and the Co-Transfer Agent and Co-Registrar will be The Huntington National Bank, Huntington Center, Columbus, Ohio 43287.

Dividend Rights and Restrictions

     The holders of new Preferred Shares are entitled to receive cumulative preferential dividends, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, at the annual dividend rate set forth on the cover page of this Prospectus, payable quarterly on February 1, May 1, August 1 and November 1 to shareholders of record on such dates as fixed by the Board of Directors. Dividends on the new Preferred Shares will accrue from the date of original issue of the new Preferred Shares, and the initial quarterly dividend payment date will be August 1, 1994.

     In no event, so long as any Cumulative Preferred Shares shall be outstanding, shall any dividend, whether in cash or in property, be paid or declared, nor shall any distribution be made, on any common shares or any other shares of the Company ranking junior to the Cumulative Preferred Shares in respect of dividends or assets, nor shall any such junior shares be purchased, redeemed or otherwise acquired for value by the Company, unless all dividends (but not sinking fund payments) on the Cumulative Preferred Shares of all series for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. (See Division 5.)

     Various restrictions on the use of retained earnings for cash dividends on common stock or for the purchase or redemption of preferred stock (including the new Preferred Shares), and other purposes are contained in or result from covenants in the Indenture of Mortgage and Deed of Trust, dated September 1, 1940, as heretofore amended and supplemented, relating to outstanding series of the Company's first mortgage bonds, under which Citibank, N.A., New York, New York, is acting as Trustee. At December 31, 1993, the Company's retained earnings amounted to $18,288,000, none of which was so restricted under these provisions.

Redemption of the New Preferred Shares

     The new Preferred Shares are not redeemable prior to August 1, 2004. On or after August 1, 2004, the new Preferred Shares are redeemable in whole or in part upon not less than 30 and not more than 60 days' notice at a redemption price of $100 per share plus accrued and unpaid dividends to the redemption date. (See "Sinking Fund" herein.)

     There is no restriction on the repurchase or redemption of Cumulative Preferred Shares of any series, including the new
Preferred Shares, by the Company while there is any arrearage in payment of dividends or sinking fund installments.

Sinking Fund

     The new Preferred Shares are entitled to a cumulative sinking fund requiring the Company, to the extent permitted by law, to redeem, out of funds legally available therefor, 12,500 shares of the new Preferred Shares on August 1, 2004 and on each August 1 thereafter to and including August 1, 2008 and to redeem, out of funds legally available therefor, the remaining new Preferred Shares on August 1, 2009, in each case at $100 per share plus accrued and unpaid dividends to the date of such redemption.

     The Company is entitled, at its election, to credit against any sinking fund requirement due on any sinking fund date, new
Preferred Shares theretofore purchased or otherwise acquired by the Company and not previously credited against any sinking fund requirement.

Voting Rights

     Holders of the Cumulative Preferred Shares, except as required by the law of the State of Ohio, will generally have no voting rights, except that in the following circumstances the holders of Cumulative Preferred Shares will be entitled to vote as a class, with the holders of shares having a par value of $100 entitled to cast one vote, and the holders of shares having a par value of $25 entitled to cast one-quarter of one vote, for each such share held. (See Division 2.)

     If and when dividends payable on any series of the Cumulative Preferred Shares shall be in arrears in an amount equal to payments for six full quarters and until all arrearages in dividends shall have been paid or declared and set apart for payment, the holders of the Cumulative Preferred Shares, voting together as a single class, shall be entitled to elect two directors. (See Division 9.)

     The Amended Articles provide that the Company shall not, without the consent of the holders of at least two-thirds of the voting power of the Cumulative Preferred Shares then outstanding:

          (a) amend, alter or repeal any of the rights, preferences or powers of the holders of Cumulative Preferred Shares so as to affect adversely any such rights, preferences or powers; provided that if less than all the series outstanding are so affected, only the consent of the holders of two-thirds of the voting power of each series so affected shall be required; or

          (b) create or authorize any shares of any class of stock ranking prior to the Cumulative Preferred Shares as to dividends or assets. (See Division 7.)

     The consent of the holders of at least a majority of the voting power of the Cumulative Preferred Shares then outstanding will be required to increase the total authorized amount of Cumulative Preferred Shares or to create or authorize any shares of any class of stock ranking on a parity with the Cumulative Preferred Shares as to dividends or assets. (See Division 8.)

Liquidation Rights

     On any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of all creditors of the Company, the holders of the Cumulative Preferred Shares have the right to receive out of the assets of the Company $100 per share, in each case plus an amount equal to accrued and unpaid dividends or, if the assets are insufficient, to share ratably with all other series of the Cumulative Preferred Shares prior to any distribution on the common shares of the Company. (See Division 6.)

Pre-emptive and Conversion Rights

     Holders of the Cumulative Preferred Shares have no pre-emptive right to purchase any shares of any stock issued by the Company, or any right to convert their shares into any other securities of the Company. (See Division 3.)

                          UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase the number of new
Preferred Shares set forth opposite its name below:

                                                  Number of
          Underwriters                             Shares

Goldman, Sachs & Co.............................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated .......................

                                        Total     250,000

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the new
Preferred Shares, if any are taken.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the shares to the public at the price to public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.____ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.____ per share to certain other dealers. After the initial public offering, the price to public, concession and discount may from time to time be changed by the Underwriters.

     The new Preferred Shares will not have an established trading market when issued. The new Preferred Shares will not be listed on any securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the new Preferred Shares, but the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance as to the liquidity of the trading market for the new Preferred Shares.

     The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

                         LEGAL OPINIONS

     Opinions with respect to the legality of the new Preferred Shares will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, counsel for the Underwriters.

                             EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14.  Other Expenses of Issuance and Distribution.*

     Estimation based upon the issuance of all of the new Preferred Shares in one issuance:

Securities and Exchange Commission
  Filing Fees                                           $  8,621
State Filing and Recordation fees and
  expenses                                                 5,000
Printing Registration Statement,
  Prospectus, etc.                                        25,000
Printing and Engraving Shares Certificates                10,000
Independent Auditors' fees                                15,000
Charges of Transfer Agent and Registrar                    3,500
Legal fees                                                55,000
Rating Agency fees                                        30,000
Miscellaneous expenses                                    20,000

     Total                                              $172,121

*    Estimated, except for filing fees.

Item 15.  Indemnification of Directors and Officers.

     Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses actually and reasonably incurred by him in connection with any pending, threatened or completed action, suit or proceeding, criminal or civil, to which he was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection therewith, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct shall have been adjudged unless a court determines that such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets, and that, in the case of a criminal matter, such person is determined to have had no reasonable cause to believe that his conduct was unlawful. Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Section 1701.13(E) further provides that unless a corporation has specifically elected to the contrary in its articles of incorporation or code of regulations and unless the only liability asserted against a director is pursuant to Section 1701.95, expenses incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (i) to repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director acted, or failed to act, with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and
(ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the fullest extent permitted by law.

     The above is a general summary of certain provisions of the Company's Code of Regulations and of the Ohio Revised Code and is subject in all cases to the specific and detailed provisions of the Company's Code of Regulations and the Ohio Revised Code.

     Reference is made to the Underwriting Agreement filed as
Exhibit 1 hereto, which provides for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

     The Company maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 16.  Exhibits.

     Reference is made to the information contained in the Exhibit Index filed as a part of this Registration Statement.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the new Preferred Shares, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Ohio, the registrant's Code of Regulations, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the new Preferred Shares, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 29th day of April, 1994.

                            COLUMBUS SOUTHERN POWER COMPANY

                            By:  E. Linn Draper, Jr.*
                                 Chairman of the Board and
                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                 Title                  Date

(i) Principal Executive
      Officer              Chairman of the Board
                           and Chief Executive
    E. Linn Draper, Jr.*         Officer           April 29, 1994


(ii) Principal Financial
       Officer:

     G. P. Maloney           Vice President        April 29, 1994

(iii) Principal Accounting
        Officer:

     P. J. DeMaria*          Treasurer             April 29, 1994

(iv) A Majority of the
       Directors:

     P. J. DeMaria*
     A. Joseph Dowd*
     E. Linn Draper, Jr.*
     C. A. Erikson*
     Henry Fayne*
     Wm. J. Lhota*
     G. P. Maloney
     James J. Markowsky*                           April 29, 1994


*By_/s/ G. P. Maloney________
(G. P. Maloney, Attorney-in-Fact)

                          EXHIBIT INDEX


Exhibit No.                   Description

1         --   Copy of proposed form of Underwriting Agreement for
               the new Preferred Shares.

4(a)      --   Copy of Amended Articles of Incorporation of the
               Company, as amended.

4(b)      --   Copy of proposed form of Certificate of Amendment
               determining terms of new Preferred Shares.

5         --   Opinion of Simpson Thacher & Bartlett with respect
               to the new Preferred Shares.

12        --   Statement re Computation of Ratios.

23(a)     --   Consent of Deloitte & Touche, dated April 29, 1994.

23(b)     --   Consent of Simpson Thacher & Bartlett (included in
               Exhibit 5 filed herewith).

24        --   Powers of Attorney and resolutions of the Board of
               Directors of the Company.





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